SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549

                              FORM 8-K

                           CURRENT REPORT


Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) November 4, 2003



                           CPI CORP.
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(exact name of registrant as specified in its charter)



         Delaware                  0-11227           43-1256674
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(State or other jurisdiction  (Commission file     (IRS Employer
    of incorporation)              Number)     (Identification No.)




1706 Washington Avenue, St. Louis, Missouri          63103-1790
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(Address of principal executive offices)             (Zip code)



Registrants' telephone number, including area code  (314) 231-1575
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 (Former name or former address, if changes since last report.)











ITEM 5.   OTHER EVENTS

A. On November 4, 2003, CPI Corp. issued the following press release announcing strategy adjustments and retention of cost reduction consultant.

    CPI CORP.
    NEWS FOR IMMEDIATE RELEASE     FOR RELEASE NOVEMBER 4, 2003

    FOR FURTHER INFORMATION CONTACT:

    NAME: Jane Nelson                  FROM: CPI Corp.
    ADDRESS: 1706 Washington Avenue    CITY: St. Louis
    STATE, ZIP: Missouri  63103        TELEPHONE: (314)231-1575

    -----------------------------------------------------------

    FOR FURTHER INFORMATION AT FRB/WEBERSHANDWICK
    Diane Hettwer, Chicago 312/640-6760

    CPI CORP. ANNOUNCES STRATEGY ADJUSTMENTS AND RETENTION OF
    COST REDUCTION CONSULTANT

    St. Louis, MO, Nov. 4, 2003, - CPI Corp. (NYSE - CPY) today announced that its Board of Directors and management team approved preliminary adjustments to the Company's strategic plan based on a reassessment of the previously announced June 2002 Strategic Review. These adjustments to the Company's ongoing strategy are summarized below. The Board and management's continuing review is focused on enhancing the overall profitability of the Company, with an emphasis on cost reductions and efficient capital deployment.

    * To assist the Company in its review and to improve existing cost reduction efforts, the Company has retained, on a contingent fee basis, the consulting division of Deloitte and Touche LLP that assists companies in identifying, realizing and sustaining meaningful cost reductions.

    * The central focus of enhancing overall profitability is to improve Sears Portrait Studios' ("SPS") profitability through improved studio operating efficiency, reduced costs in areas including advertising and corporate overhead and potential cost savings from the possible conversion of studios from film to digital capture.

    * CPI will defer the consideration of any potential acquisitions, new host arrangements or additional new business ventures at this time.





    * The Company will defer further expansion of the new mobile photography division to allow time to digest the rapid growth of 2003, including the opening of 27 markets in the first year of operations. The focus for 2004 will be on maximizing profitability of the existing product lines and markets.

    * Based on the performance of the Company's existing nine
      Mexico studios, CPI will continue expansion into Mexico as previously announced. By the end of 2003, the Company expects to have 17 studios in operation.

    * The Company continues to review its capital-spending plan for 2004-2007. Assumptions for this plan are now substantially reduced, to $65- $75 million over the four year period, as compared to the Company's most recently disclosed estimates of $70-$105 million for the three year period 2004-2006 and $193 million for the five year period 2002-2006 referenced in the June 2002 Strategic Review. These projections include replacement of the Company's existing in-studio computer systems and printers in 2004, with the rollout of digital cameras and related manufacturing lab equipment, possibly in 2005 and 2006. The estimated spending of approximately $13 million related to the replacement of the in-studio computer systems and printers in 2004 is maintenance capital spending required irrespective of the cameras used. While initial estimates for converting CPI's Sears Portrait studios from film to digital have decreased dramatically, the timing and investment will remain under review as a part of the Company's emphasis on efficient capital deployment.

   The Company expects that it will continue to generate cash in excess of its operating and capital spending needs. Future capital expenditures and cost reduction opportunities remain under review by the Board and the management team in the near-term. The Company, in consultation with its financial advisors, is currently exploring the return of capital to
   shareholders.   It is likely that a decision regarding
   commitment to future capital spending and investment plans and potential returns of capital will not be reached prior to February 2004.

   CPI Corp. is a portrait photography company offering studio photography services in the United States, Puerto Rico, and Canada through Sears Portrait Studios and in Mexico in Soriana and its City Club format. The Company also provides mobile photography services in the United States to childcare centers, sports associations and events through Every Day Expressions(R). In addition, the Company operates searsphotos.com, an on-line photofinishing service as well as a vehicle for the Company's customers to archive, share portraits via email and order additional portraits and products.


   The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, which are identified by such words as "intends", "expects", "anticipates" or words of similar import, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to: customer demand for the Company's products and services, the overall level of economic activity in the Company's major markets, competitors' actions, manufacturing interruptions, dependence on certain suppliers, changes in the Company's relationship with Sears, Roebuck and Company ("Sears") and the condition and strategic planning of Sears, fluctuations in operating results, the condition of Prints Plus, the attraction and retention of qualified personnel and other risks as may be described in the Company's filings with the Securities and Exchange Commission.






































                             SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                    CPI CORP.
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                                    (Registrant)




                                By: /s/ J. David Pierson
                                    ---------------------------
                                    J. David Pierson
                                    Authorized Officer,
                                    Chairman, President and
                                    Chief Executive Officer



Dated: NOVEMBER 10, 2003